UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: December 22, 2006
(Date of earliest event reported)
McAFEE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 22, 2006, McAfee, Inc. (“McAfee” or the “Company”) commenced action to amend certain stock options granted to former executive officers and current directors. McAfee took the corrective actions described below to address certain findings from the Company’s stock option review and the related potential tax consequences arising from Internal Revenue Code Section 409A. In the case of the former executive officers, the exercise prices of the unexercised portion of their grants are being adjusted upward to match the stock price on the date Compensation Committee approval was obtained or employment commenced. In the case of the current directors, the exercise prices of their grants are being corrected to adjust for clerical errors of which the current directors were made aware of as a result of the stock option review. In addition to the items described below, McAfee may take additional remedial measures with respect to prior stock option grants.
Upward Repricing of Options Granted to Former Executive Officers.
     George Samenuk. A stock option grant covering 300,000 shares of common stock granted on May 4, 2004 to George Samenuk, McAfee’s former Chief Executive Officer, with an exercise price of $16.57 per share (the “Samenuk May 4, 2004 Option Grant”) was amended unilaterally by the Board to increase the exercise price on the unexercised portion of the Samenuk May 4, 2004 Option Grant (46,250 shares) to $16.75 per share, an amount equal to the fair market value of the underlying shares of our common stock on the revised measurement date of July 21, 2004, the date on which Compensation Committee approval was obtained.
     A stock option covering 420,000 shares of common stock granted on January 16, 2002 to George Samenuk, McAfee’s former Chief Executive Officer, with an exercise price of $25.43 per share (the “Samenuk January 16, 2002 Option Grant”) was amended unilaterally by the Board to increase the exercise price of the Samenuk January 16, 2002 Option Grant to $27.19 per share, an amount equal to the fair market value of the underlying shares of our common stock on the revised measurement date of January 15, 2002, the date on which Compensation Committee approval was obtained.
     Kevin Weiss. A stock option covering 250,000 shares of common stock granted to Kevin Weiss, McAfee’s former President, on October 15, 2002 with an exercise price of $13.30 per share (the “Weiss October 15, 2002 Option Grant”) was amended unilaterally by the Board to increase the exercise price on the unexercised portion of the Weiss October 15, 2002 Option Grant (94,792 shares) to $15.89 per share, an amount equal to the fair market value of the underlying shares of our common stock on the revised measurement date of October 31, 2002, the date Mr. Weiss commenced employment with McAfee.
     A stock option covering 100,000 shares of common stock granted to Kevin Weiss on July 16, 2003 with an exercise price of $12.20 per share (the “Weiss July 16, 2003 Option Grant”) was amended unilaterally by the Board to increase the exercise price on the unexercised portion of the Weiss July 16, 2003 Option Grant (79,167 shares) to $14.60 per share, an amount equal to the fair market value of the underlying shares of our common stock on the revised measurement date of July 15, 2003, the date on which Compensation Committee approval was obtained.

     A stock option covering 100,000 shares of common stock granted to Kevin Weiss on December 10, 2003 with an exercise price of $13.41 per share (the “Weiss December 10, 2003 Option Grant”) was amended unilaterally by the Board to increase the exercise price on the unexercised portion of the Weiss December 10, 2003 Option Grant (70,833 shares) to $17.00 per share, an amount equal to the fair market value of the underlying shares of our common stock on the revised measurement date of January 20, 2004, the date on which Compensation Committee approval was obtained.
     A stock option covering 100,000 shares of common stock granted to Kevin Weiss on May 4, 2004 with an exercise price of $16.57 per share (the “Weiss May 4, 2004 Option Grant”) was amended unilaterally by the Board to increase the exercise price on the unexercised portion of the Weiss May 4, 2004 Option Grant (60,417 shares) to $16.75 per share, an amount equal to the fair market value of the underlying shares of our common stock on the revised measurement date of July 21, 2004, the date on which Compensation Committee approval was obtained.
Item 8.01. Other Events.
Amendment of Director Options
     On December 22, 2006, McAfee also commenced the correction of clerical errors associated with the granting of options to purchase common stock to current directors of McAfee. These clerical errors were discovered as a result of the review of stock option grant practices undertaken by the Special Committee to the McAfee Board of Directors. The Special Committee found that none of the directors were complicit in or aware of these clerical errors relating to director grants. In several instances, the initial option grant date was reported improperly due to clerical errors; and the error was compounded with the automatic granting of stock options each subsequent anniversary date of election to the Board pursuant to McAfee’s equity incentive plans. Accordingly, these director option grants were amended with the consent of each affected director to reflect the proper grant date and exercise price. The amendments are summarized in the table below.

Director	Shares	Original Grant Date	Original Price	Revised Grant Date	Revised Price
Leslie Denend	20,000	05/15/02	$20.80	06/14/02	$19.72
Leslie Denend	20,000	05/15/03	$12.41	06/13/03	$12.92
Leslie Denend	25,000	05/14/04	$16.80	06/14/04	$16.84
Leslie Denend	25,000	05/13/05	$24.91	06/14/05	$26.50
Leslie Denend	20,000	05/15/06	$25.58	06/14/06	$22.30
Denis O’Leary	45,000	07/17/03	$11.83	07/15/03	$14.60
Denis O’Leary	25,000	07/16/04	$16.75	07/15/04	$16.92
Denis O’Leary	20,000	07/17/06	$23.00	07/14/06	$23.15
Liane Wilson	45,000	04/10/02	$22.15	04/09/02	$22.50
Liane Wilson	20,000	04/10/03	$10.80	04/09/03	$13.34
Liane Wilson	20,000	04/10/06	$24.67	04/07/06	$24.56

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
Date: December 29, 2006	By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer and Chief Financial Officer